Exhibit 99.1

Idera Expands Leadership Team and Strengthens Clinical Development Expertise in Oncology and Orphan Diseases

Chief Medical Officer Lou Brenner, MD, and New Board Member Mark Goldberg, MD, to help guide clinical development strategy and execution

CAMBRIDGE, Mass.—(BUSINESS WIRE)—Jan. 9, 2014— Idera Pharmaceuticals, Inc. (Nasdaq: IDRA), a clinical stage biopharmaceutical company developing a novel therapeutic approach for the treatment of autoimmune diseases and genetically defined forms of B-cell lymphoma, today announced that it has strengthened its clinical development expertise through the addition of two industry veterans with track records of success in bringing novel therapeutic products to market.

Lou Brenner, MD, has joined the company as Senior Vice President and Chief Medical Officer, building on more than a decade of leadership experience that has encompassed clinical development strategy, regulatory affairs, medical affairs, and product commercialization. Dr. Brenner joins Idera from Radius Health, where he served as Senior Vice President and Chief Medical Officer. He had earlier served in key roles at AMAG Pharmaceuticals and Genzyme.

Dr. Brenner has designed, planned, and directed successful clinical trials at all stages and in multiple indications, including managing the late stage development and regulatory submission for Feraheme®, an FDA-approved product for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. At Radius, he led the conduct of a large, ongoing Phase 3 trial of a novel candidate for the treatment of osteoporosis. Previously at Genzyme, he led global commercial planning for the launch of Renvela®, a next-generation phosphate binder for patients with chronic kidney disease, and also led the business development efforts for the Renal and Transplant Business Units. Dr. Brenner holds an MD from Duke University and an MBA from Harvard Business School, and completed his residency in Internal Medicine at Brigham and Women’s Hospital, as well as a Fellowship in Nephrology at Brigham and Women’s Hospital and Massachusetts General Hospital. Dr. Brenner holds a clinical appointment at Brigham and Women’s Hospital.

“We are pleased to welcome Lou to the Idera team, further strengthening our management depth at a time when we are advancing multiple clinical stage programs,” said Sudhir Agrawal, D. Phil., Chief Executive Officer of Idera Pharmaceuticals. “Lou’s breadth of experience in clinical design and development, regulatory strategy and commercial preparedness will be a strong asset for us as we work to advance clinical development of our candidates in genetically defined forms of B-cell lymphomas and orphan autoimmune diseases.”

Newly-appointed Board Member Mark Goldberg, MD, has served as Senior Vice President for Medical and Regulatory Affairs at Synageva BioPharma since September 2011. Before joining Synageva, he served in management capacities of increasing responsibility at Genzyme from 1996 to 2011, including most recently as Senior Vice President for Clinical Development and Global Therapeutic Group Head for Oncology and Personalized Genetic Health. While at Genzyme, Dr. Goldberg played a key role in the development and approval of four successful orphan therapies: Fabrazyme®, Aldurazyme®, Myozyme® and Lumizyme®.

Prior to joining Genzyme, he was a full-time staff physician at Brigham and Women’s Hospital and the Dana-Farber Cancer Institute, where he still holds appointments. Dr. Goldberg is a board-certified medical oncologist and hematologist and has published more than 50 papers.

In welcoming Dr. Goldberg to the Idera Board of Directors, Chairman Jim Geraghty said, “Mark is a recognized industry leader in the development of novel therapies for oncology and orphan diseases, and has been a driving force behind multiple clinically and commercially important products. His appointment brings new depth to the Idera Board, and will help guide both the execution of our ongoing programs and the strategic prioritization of the many additional clinical opportunities currently before us.”

The strengthening of Idera’s senior management team comes at a time of strong progress and momentum for the company, which recently announced the initiation of clinical development of its Toll-like receptor (TLR) antagonist IMO-8400 in Waldenström’s macroglobulinemia. The Company’s program is targeted to patients with the L265P oncogenic mutation of the MYD88 gene, which is highly characteristic of Waldenström’s macroglobulinemia and is reportedly influenced by TLR activation. IMO-8400 blocks the activation of the TLR signaling pathway and represents a novel approach to the treatment of these patients.

In addition to its clinical development in Waldenström’s macroglobulinemia, Idera plans to submit a protocol to the FDA this quarter to conduct a Phase 1/2 trial in patients with diffuse large B-cell lymphoma (DLBCL). The L265P mutation of the MYD88 gene has been identified in approximately 30% of patients with the activated B-cell-like (ABC) type of DLBCL.

In its autoimmune disease program, the Company is conducting a randomized, double-blind, placebo-controlled Phase 2 trial of IMO-8400 in patients with moderate-to-severe plaque psoriasis. The Company expects to report data from this trial in the first half of 2014. In addition, Idera has begun a strategic review of orphan autoimmune indications with unmet needs that it believes are suited to Toll-like receptor (TLR) antagonist therapy, and expects to identify priority indications in early 2014.

About Idera Pharmaceuticals, Inc.

Idera’s technology platform involves creating novel synthetic RNA- and DNA-based compounds to modulate immune responses. Idera has applied this platform to develop proprietary Toll-like receptor (TLR) antagonists as immunomodulatory drug candidates. Toll-like receptor antagonists block the over-activation of immune factors which can cause a range of pathological effects. Idera is conducting clinical development of TLR antagonists in autoimmune and inflammatory diseases, and in certain genetically defined forms of B-cell lymphoma. More information on Idera is available at www.iderapharma.com.

Forward Looking Statements

This press release includes statements concerning Idera Pharmaceuticals, Inc. and its future expectations, plans and prospects that constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated by such forward-looking statements, including whether results obtained in early research, preclinical studies and clinical trials will be indicative of the results that will be generated in future preclinical and clinical studies; whether regulatory submissions will be made when anticipated; whether products based on Idera’s technology will advance into or through the clinical trial process on a timely basis or at all and receive approval from the FDA or equivalent foreign regulatory agencies; whether, if the Company’s products receive approval, they will be successfully distributed and marketed; and such other important factors as are set forth under the caption “Risk Factors” in Idera’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, which important factors are incorporated herein by reference. Idera disclaims any intention or obligation to update any forward-looking statements.

Source: Idera Pharmaceuticals, Inc.

Idera Pharmaceuticals, Inc.

Lou Arcudi, 617-679-5517

larcudi@iderapharma.com